Exhibit 10.23.2

ASSIGNMENT AND AMENDMENT OF

EXECUTIVE CHANGE-IN-CONTROL SEVERANCE AGREEMENT

FROM MUELLER WATER PRODUCTS, INC. TO

UNITED STATES PIPE AND FOUNDRY COMPANY, LLC

THIS ASSIGNMENT AGREEMENT (this “Assignment Agreement”) is made as of this 10th day of June, 2011 by and among Mueller Water Products, Inc., a Delaware corporation (the “Assignor”), United States Pipe and Foundry Company, LLC, an Alabama limited liability company (the “Assignee”), and Paul Ciolino (the “Executive”).

WHEREAS, the Assignor and the Executive are parties to that Executive Change-in-Control Agreement dated as of August 9, 2010 (the “Original Agreement”); and

WHEREAS, the Assignor wishes to assign the Original Agreement to the Assignee, and the Assignee and the Executive wish to amend the Original Agreement as provided herein upon its assignment; and

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. The Assignor hereby assigns the terms of Original Agreement, as modified by this Agreement to the Assignee, and the Assignee and the Executive agree to such assignment and modification.

2. Capitalized terms used in this Assignment Agreement shall have the meanings assigned to such terms in the Original Agreement, except that the following terms shall be modified:

“Agreement” as defined in Section 1(a) of the Original Agreement shall mean the Original Agreement as modified by this Assignment Agreement.

“Board” as defined in Section 1(d) of the Original Agreement shall mean the Board of Directors of the Assignor.

“Change in Control” as defined in Section 1(f) of the Original Agreement shall mean the occurrence of an event in which any Person (other than MWP or any corporation owned, directly or indirectly, by the stockholders of MWP in substantially the same proportions as their ownership of stock of the MWP, and any trustee or other fiduciary holding securities under an employee benefit plan of the Company or such proportionately owned corporation) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

“Committee” as defined in Section 1(h) of the Original Agreement means the Compensation and Human Resources Committee of the Board, or, if no Compensation and Human Resources Committee exists, then the Board, or a committee of Board members, as appointed by the full Board to administer this Agreement.

“Company” as defined in Section 1(i) of the Original Agreement shall mean the Assignee.

“Effective Date” as defined in Section 1(k) of the Original Agreement shall mean the date this Assignment Agreement is executed by all parties.

“Good Reason” as defined in Section 1(o) of the Original Agreement shall be modified to delete paragraph (v).

3. Section 2.3(d) through (i) of the Original Agreement shall be deleted in their entirety and replaced with the following:

(d)	To the extent that Executive’s employer contribution account, other than for matching contributions, in the Mueller Water Products, Inc. Retirement Savings Plan (“RSP”) is forfeited upon termination of employment, a lump sum amount equal to the amounts forfeited under the RSP will be paid, subject to applicable taxes, during the sixty (60) day period following the Effective Date of Termination.

(e)	Continuation for eighteen (18) months of the Executive’s medical insurance and life insurance coverage. These benefits shall be provided by the Company to the Executive beginning immediately upon the Effective Date of Termination. Such benefits shall be provided to the Executive at the same coverage level and cost to the Executive as in effect immediately prior to the Executive’s Effective Date of Termination.

The Executive shall qualify for full COBRA health benefit continuation coverage beginning upon the expiration of the aforementioned eighteen (18) month period.

Notwithstanding the above, these medical and life insurance benefits shall be discontinued prior to the end of the stated continuation period in the event the Executive receives substantially similar benefits from a subsequent employer, as determined solely by the Committee in good faith. For purposes of enforcing this offset provision, the Executive shall be deemed to have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.

(f)

From Executive’s date of termination of employment until the earlier of (i) 18 months following such date of termination or (ii) the date immediately prior to the date of Executive’s employment with a subsequent employer, the Company will provide Executive with outplacement services from a nationally recognized outplacement firm selected by Executive, subject to the limits described in this subsection. The aggregate amount paid by the Company for outplacement services will not exceed an amount equal to 35% of Executive’s annual rate of base salary as of the date of termination of employment (the “Total Outplacement Value”). Further, the cost for such services paid by the Company during any calendar year will not exceed the number of months in that calendar year during which the Executive is entitled to this benefit multiplied by 1/18th of the Total Outplacement Value.

4. Article 4 of the Original Agreement shall be deleted in its entirety and replaced with the following:

Article 4. Confidentiality and Nondisparagement

4.1 Confidentiality. The Company has advised the Executive and the Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. All Protected Information shall remain confidential permanently and no Executive shall at any time, directly or indirectly, divulge, furnish, or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of the Executive’s employment with the Company), nor use in any manner, either during the term of employment or after termination, at any time, for any reason, any Protected Information, or cause any such information of the Company to enter the public domain.

For purposes of this Agreement, “Protected Information” means trade secrets, confidential and proprietary business information of the Company, and any other information of the Company, including, but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its agents or employees, including the Executive; provided, however, that information that is in the public domain (other than as a result of a breach of this Agreement), approved for release by the Company or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company, is not Protected Information.

4.2 Cooperation. Executive agrees to cooperate with the Company and its attorneys in connection with any and all lawsuits, claims, investigations, or similar proceedings that have been or could be asserted at any time arising out of or related in any way to Executive’s employment by the Company or any of its subsidiaries.

4.3 Nondisparagement. At all times, the Executive agrees not to disparage MWP or the Company or otherwise make comments harmful to the reputation of MWP or the Company.

5. Article 9.1 of the Original Agreement shall be deleted in its entirety and replaced with the following:

9.1 Successors. This Agreement shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of this Agreement.

6. The Original Agreement, as expressly amended by this Assignment Agreement, shall otherwise remain in full force and effect between the Assignee and the Executive. After April 30, 2012, either the Executive or the Assignor may, upon ten (10) days prior written notice to the other party, terminate this Assignment Agreement if a Change in Control has not occurred by the date of such notice and this Assignment Agreement shall be of no further effect. This Assignment Agreement supersedes and amends any other agreements between the Company and/or any subsidiary or division and Employee, and any policy applicable to the Employee. Any disputes under this Assignment Agreement shall be resolved as provided in the Agreement.

7. This Amendment shall be effective as of the Effective Date.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Mueller Water Products, Inc.

By:	/s/ Gregory E. Hyland
Gregory E. Hyland
Chairman of the Board, President and
Chief Executive Officer

United States Pipe and Foundry Company, LLC.

By:	/s/ Gregory E. Hyland
Gregory E. Hyland
Chairman of the Board, President and
Chief Executive Officer

/s/ Paul Ciolino
Paul Ciolino

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